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                                   Section 21

Personal Account Dealing

21.1 The FSA requires TT to take reasonable steps to ensure that personal transactions in investments by partners and staff do not conflict with the firm's duties to clients and investors, and also that it receives prompt notification of any such transactions for which it has given permission. In addition, United States regulations require TT, as an investment adviser to United States Mutual Funds, to have in place a code of conduct in relation to personal account dealing by partners and staff. And, of course, insider trading is illegal in both the UK and the US.

21.2 Accordingly, the partners have approved a set of rules on personal account dealing which satisfy both United Kingdom and United States requirements. These rules can be found later in this Section and in the Compliance site on the Intranet, together with the form which must be completed when you are requesting permission to trade.

21.3 The fundamental point of TT's rules is that, with some exceptions, you MUST get written permission from Compliance and Legal BEFORE you place you order. Those authorised to give permission are: Austin Allison, Yinka Osindero, Mirari Barriola; or, in their absence, David Burnett.

21.4 Everyone joining TT will be required to complete an initial holdings report, detailing current holdings of securities. Subsequently, these will be followed by quarterly reports summarising transactions in that quarter; Compliance and Legal will issue the forms for this purpose. These periodic reports are an important part of the firm's compliance records and act as a check on the effectiveness of the pre-trade approval process.

21.5 If you become aware of any material, non-public information about a security you must be sure not to place any PA trade in that stock until the information has become public. Practically speaking, any information that is not available to the public and is likely to cause a shift in the price of the security is inside information. It is a criminal offence to engage in insider dealing as described above and the penalties are severe (up to seven years in prison and an unlimited fine). It is important to note that inside information can be gained both in the course of your work and outside of the work environment, for example through social contacts.

21.6 A summary of the legislation on insider dealing is at section E of the PA dealing policy which follows.

21.7 If you are unsure whether you are in possession of inside information, please speak to a member of the compliance and legal team.

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Staff Undertaking & Personal Account Dealing Notice

21.8 This Staff Undertaking ("the Undertaking") applies to all Partners and Employees of TT International Investment Management ("TT"). TT must at all times act in accordance with the letter and the spirit of the applicable rules and laws that govern us and the business undertaken by us. As a partner or employee of TT it is important that you act at all times within the applicable rules and laws which govern you individually. This Undertaking reflects those rules and laws and is part of your contract of employment with TT.

     21.8.1 Personal Account Dealing Notice

          Personal Account Trading

          Statement of General Principles: Personal dealing must not put at risk TT's reputation. Nor must it interfere with the performance of a partner's or employee's duties. Compliance with these rules forms part of an employee's contract of employment; a breach or attempted breach will be a ground for disciplinary action, which may include summary dismissal. The golden rule is never to take a chance with the law or TT's reputation. Anyone who is unsure about any aspect of these rules or about any proposed transaction should ask the Compliance and Legal Department; they will be happy to advise.

          Pre-Approval of Personal Trading

          Every partner and employee shall obtain the prior written approval of the Compliance Department before directly or indirectly acquiring or selling beneficial ownership in any securities covered by these rules, according to the following procedures:

          (a) Authorization to Deal Form. To obtain approval, a partner or employee must submit a completed Authorization to Deal Form to the Compliance and Legal Department.

          (b) Approval. The Compliance and Legal Department will give approval by signing and dating the form. The authorization to deal is valid for 24 hours unless extended by the Compliance Department.

          (c) Evidence of Transaction. Each partner and employee that directly or indirectly acquires or sells beneficial ownership in any securities must ensure that the Compliance and Legal Department receives a contract note (or similar evidence of a transaction) as soon as reasonably practicable after the transaction.

          (d) Special Procedure for Head of Compliance and Legal. The Head of Compliance and Legal must submit a completed Authorization to Deal Form to the Managing Partner for approval before directly or indirectly acquiring or selling beneficial ownership in any securities.

          (e) Alternates for the Compliance and Legal Department. In cases where no member of the Compliance and Legal Department is

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               available, authority to deal can be given by the Managing
               Partner. The Authorization to Deal Form will be reviewed by the Compliance subsequently.

          (f) Watch Period. If TT makes a decision to deal for a Client in a security dealt in by a partner or employee in the thirty days prior to the Client decision, the Compliance and Legal Department is likely to request the partner or employee to provide additional information about the personal account transaction.

     21.8.2 Standards for Approval.

          The Compliance and Legal Department has full discretion to give or withhold approval. In the interests of security and confidentiality they will normally not give reasons for a refusal. The following sub-paragraphs provide no more than an illustrative list of circumstances in which approval will be refused.

          (a) Insider Trading. Dealing when in possession of non-public price sensitive information is strictly forbidden.

          (b) No Customer Dealing. Partners and employees are prohibited from dealing for their own account in securities of an issuer when TT is intending to deal or is engaged in dealing in the securities of that issuer for its Customers. In particular, if a partner or employee knows that TT has accepted a Customer's order or has made a decision to deal for a Customer, such person must not deal in a security of that issuer until 24 hours after completion of the Customer's transaction. It is the responsibility of the person proposing to deal for their own account to verify that the proposed transaction does not conflict with transactions for TT Customers. Moreover, partners and employees may not sell to or buy from any Customer of the firm for their own account.

          (c) No Dealing Contrary to a Customer's Interest. Partners and employees must not deal in an investment at a time or in a manner likely to have a direct adverse effect on the particular interests of one of TT's Customers.

          (d) Stop List. Partners and employees cannot deal in the securities in a "Stop List." The Compliance Department will inform partners and employees at the time they seek authorization whether a security is on the list. All partners and employees must inform the Compliance and Legal Department immediately if they receive material non-public information (ie inside information) with respect to any securities. The Compliance Department shall consider whether any such issuer is placed upon the Stop List.

          (e) Minimum Holding Period. Partners and employees cannot sell a security unless it has been held for a minimum of thirty days. This requirement is to discourage short term trading. The Compliance and Legal Department may waive this requirement in exceptional

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          circumstances, for example in the case of the sale of securities acquired from the demutualisation of a Building Society or Life
          Office.

     (f) Investments in Initial Public Offerings and Private Placements. In determining whether to approve the acquisition by partners or employees of any securities in an initial public offering, private offering or other 'high demand' issue, the Compliance and Legal Department shall consider whether the proposed acquisition raises specific issues under US securities laws in relation to any investment fund managed by TT that is registered with the US Securities and Exchange Commission.

     Anyone whose application for approval is rejected must keep the fact of the rejection strictly confidential between him or herself and the Compliance and Legal Department. Neither TT nor any member of the Compliance and Legal Department shall have any liability, howsoever arising, for any loss sustained by any partner or employee by reason of a refusal or delay in giving of approval.

21.8.3 Reporting Requirements:

     (a) Initial Holdings Reports. Every partner and employee must file an initial holdings report with the Compliance and Legal Department, no later than 10 days after the person becomes a partner or employee, as applicable, containing the following information:

          (i) The title, number of shares and principal amount of each security in which the person had any direct or indirect beneficial ownership when the person became a partner or employee;

          (ii) The name of the account holder that had the direct beneficial ownership of each security in (i), or such other information to identify the nature of the account that held the security and the relationship between the owner of the security and the person submitting the report;

          (iii) The name of any broker, dealer or bank where an account holder in (ii) maintained an account in which any securities were held for the direct or indirect benefit of the person as of the date the person became a partner or employee; and

          (iv) The date that the report is submitted by the person.

               In addition, as part of TT's standard Employment Contract all employees are required to sign an undertaking to comply with these rules which must be submitted along with the initial holdings report.

     (b) Account Opening Statements. A partner or employee must file with the Compliance Department an account opening statement, no later than 10 days after an account is opened with a broker, dealer or bank in which securities are held for the direct or indirect benefit of

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          such person. The account opening statement must contain the following information:

          (i) The name of the broker, dealer or bank where the account was established;

          (ii) The name of the account holder that has the direct beneficial ownership of each security in (i); or such other information to identify the nature of the account that held the security and the relationship between the owner of the security and the person submitting the report;

          (iii) The date the account was established; and

          (iv) The date the report is submitted by the person.

     (c) Quarterly Transaction Reports. Every partner and employee must file with the Compliance Department a quarterly transaction report not later than the 10th day of the month following the quarter ends of 31st March, 30th June, 30th September and 31st December containing the following information:

          (i)  Date of transaction

          (ii) Title of security

          (iii) Interest date and maturity date

          (iv) Number of shares

          (v)  Principal amount

          (vi) Whether purchase, sale or other

          (vii) Price at which the transaction was effected

          (viii) Name of broker, dealer or bank with whom the transaction was effected.

     (d) Annual Holdings Reports. Every partner and employee must file with the Compliance Department an annual holdings report not later than 15th January of each calendar year containing the following information (which information must be current as of 31st December of the preceding year):

          (i) The title, number of shares and principal amount of each security in which the person had any direct or indirect beneficial ownership;

          (ii) The name of the account holder having the direct beneficial ownership of each security in (i);

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          (iii) The name of any broker, dealer or bank where an account holder in (ii) maintained an account in which any securities were held for the direct or indirect benefit of the person; and

          (iv) The date that the report is submitted by the person.

21.8.4 Securities and Accounts Covered by the Rules

     (a) General Policy. These rules and procedures apply to the purchase or sale of all securities, derivatives, and units or shares in collective investment schemes, except as specifically excluded in (c) below. This includes spread betting on financial instruments or indices.

     The procedures apply to transactions conducted by:

     .    partners and employees;

     . other persons who are informed by the Human Resources or the Compliance and Legal Department that they are covered by the procedures;

     .    persons connected to the above; and

     . entities connected to the above by way of influence or benefit derived, including but not limited to pension funds, trusts, companies, incorporated or unincorporated investment vehicles.

     (b) Investment Trust Savings Schemes. In the case of Investment Trust Saving Schemes, the partner or employee need receive only initial pre-approval when the scheme is set up. No pre-approval is necessary on an ongoing basis provided the partner or employee does not determine the time of execution. Any amendment to the terms of the saving scheme, ie amount of periodic investment or the identity of the Investment Trust involved, requires pre-approval as does any irregular transaction.

     (c) Exceptions for Certain Investments. These rules do not apply to transactions in, or holdings of:

     .    bankers' acceptances and bank certificates of deposit;

     . high quality (rated at least AA minus by S&P, or equivalent rating) short-term fixed rate corporate debt instruments including commercial paper;

     .    direct obligations of the US or UK government;

     . US registered open-end investment funds (except those advised or sub-advised by TTI);

     .    spot and forward foreign exchange contracts; and

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     .    life assurance policies (other than a life assurance policy or pension plan that is linked to the performance of investments selected by the partner or employee).

     . Regulated Collective Investment Schemes such as Authorized Unit Trusts (except those advised or sub-advised by TT);

     (d) Exceptions for Certain Accounts. A partner or an employee need not follow these rules with respect to transactions effected for, and securities held in, any account over which the person cannot have direct or indirect influence or control. If a partner or employee has such an account, he or she is required to provide the Compliance and Legal Department with copies of all the account documentation along with the undertaking attached hereto and must inform the Compliance and Legal Department of any subsequent changes to such documentation.

21.8.5 Definition of Beneficial Ownership.

     For purposes of these rules "beneficial ownership" of a security is determined by reference to, among other things, the provisions of Section 16 of the US Securities Exchange Act of 1934. This means that a person should generally consider himself or herself the beneficial owner of any securities in which he or she, or any person connected to him or her, has a direct or indirect pecuniary interest. For illustrative purposes, the following is a list of situations (not necessarily exhaustive) in which a partner or employee should consider himself or herself the beneficial owner of securities held:

     (a)  by his or her spouse,

     (b)  by his or her minor children,

     (c)  by a relative who shares his or her home,

     (d) by other persons by reason of any contract, arrangement, understanding or relationship that provides him or her with sole or shared voting or investment power,

     (e) in his or her capacity as a trustee or settlor of a trust, or as a personal representative of an estate in which he or she or an associate (any person, including members of his or her family, companies or partnerships, whose business or domestic relationship would give rise to a community of interest) has a significant beneficial interest,

     (d) in his or her capacity as a trustee or settlor of any other trust, or a personal representative of any other estate unless he or she is relying entirely on the advice of another person (such as another broker or a solicitor), or

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     (e)  for the account of another person as recommended by the TT partner or employee other than in his or her capacity as a TT partner or employee.

21.8.6 Review and Enforcement:

     (a) The Compliance and Legal Department shall review all of the reports and any other information to determine whether a violation of these rules may have occurred. Before making any determination that any person has committed a violation, the Compliance Department shall give such person an opportunity to be heard and to supply additional explanatory material.

     (b) If the Head of Compliance and Legal determines that a violation has occurred, he or she shall impose upon the individual such sanctions as he or she deems appropriate and shall report the violation and the sanction imposed to TT partners and to the board of directors of any investment fund managed by TT that is registered with the US Securities and Exchange Commission. Sanctions may include, but not be limited to, a ban on personal account trading and surrender of any profits.

     (c) No person shall participate in a determination of whether he or she has committed a violation of these rules or of any sanction against himself or herself.

21.8.7 Provisions of US Securities Laws

     In addition, you are subject to certain restrictions under U.S. securities laws by virtue of the fact that TT is registered as an investment adviser with the U.S. Securities and Exchange Commission. Among other things, in connection with the purchase or sale, directly or indirectly by you of a security held or to be acquired by a U.S. registered investment fund, you are prohibited from:

     (a)  employing any device, scheme or artifice to defraud the fund;

     (b) making to the fund any untrue statement of a material fact or omitting to state to the fund a material fact necessary in order to make the statements made, in the light of the circumstances under which they are made, not misleading;

     (c) engaging in any act, practice of course of business which would operate as a fraud or deceit upon the fund; or

     (d)  engaging in any manipulative practice with respect to the fund.

21.8.8 Personal Benefits

     You must not accept from any person any benefit or inducement, which is likely to conflict with your duties to TT or any of TT's customers. A full statement of TT's policy on personal benefits appears in Section 20.

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     If you are in any doubt you should consult the Compliance and Legal
     Department, who will be happy to advise you.

21.8.9 Counselling and Procuring

     If the above provisions preclude you from entering into any transaction yourself, you cannot: -

     (a)  advise or cause any other person to enter into such a transaction; or

     (b)  communicate any information or opinion to any other person,

     if you know, or have reason to believe, that the other person will as a result enter into such a transaction or cause or advise someone else to do so.

     This does not apply to actions that you take in the course of your employment with TT. For example, the fact that you are yourself prohibited from dealing in a certain stock as a result of one of the provisions above does not mean that you are precluded from dealing for a customer.

21.8.10 Summary of Insider Dealing Legislation

     There follows a brief summary of the insider dealing legislation.

     The insider dealing provisions contained in Part V of the Criminal Justice Act 1993 ("the Act") are complex, and if you would like more details or are in any doubt whether a particular transaction would be prohibited, you should consult the Compliance and Legal Department.

     The Act applies to all securities traded on a regulated market (which currently includes all EU stock exchanges, LIFFE, OMLX and NASDAQ), and to warrants and derivatives (including index options and futures) relating to these securities even if these warrants and derivatives are only "over the counter" or otherwise not publicly traded.

     In broad terms, and subject to certain exemptions the Act makes it a criminal offence, with a maximum penalty of seven years imprisonment and an unlimited fine, for an individual who has non-public information to deal in price-affected securities (including warrants or derivatives relating to them) on a regulated market; or to deal with or through a professional intermediary; or by acting himself as a professional intermediary. Securities are "price-affected" if the inside information, if made public, would be likely to have a significant effect on the price of the securities. This applies to all companies' securities affected by the information, whether directly or indirectly (for example, competitors of a company about to bring out a new product).

     The Act applies whether you deal as part of your employment or on your own account. It also covers any information that you obtain directly or

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     indirectly from an insider whether or not in the course of your employment,
     (for example by social contacts).

     If you are precluded from dealing, normally you are also prohibited from: -

     (a) dealing on behalf of TT or a customer (except perhaps on an unsolicited basis);

     (b) procuring or encouraging another person to deal in price affected securities (whether or not the other person knows they are price affected); and

     (c) passing the inside information to another person other than in the proper performance of your employment.

     It is possible for a transaction which involves insider dealing to constitute an offence otherwise than under the insider dealing provisions of the Criminal Justice Act. In particular, under section 397 of the Financial Services and Markets Act 2000 a person who "dishonestly conceals any material facts" is guilty of an offence if he does so for the purpose of inducing, or is reckless as to whether it may induce, another person (whether or not the person from whom the facts are concealed) to buy or sell an investment, or to refrain from buying or selling an investment. This offence could well be committed by a person who conceals price sensitive information from a counterparty to induce him to deal, if the concealment is dishonest. Insider dealing also falls within the offences of market misconduct and abuse directly enforceable by the FSA.

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                                   Undertaking

I                                                     (full name) confirm that I
  ----------------------------------------------------
have read and understood this Staff Undertaking and accept its contents.

I agree to undertake to observe Part V of the Criminal Justice Act 1993, in its present form and as it may be amended or replaced in future, and the requirements regarding personal account transactions that are set out in the foregoing notice.

I agree to comply with TT's Compliance Manual and the provisions of U.S. securities laws referred to in this Staff Undertaking.

I agree to undertake to act at all time in conformity with the rules of the FSA and the procedures of TT, as they will be notified to me from time to time.

I agree that this Undertaking extends to any amended or replacement requirements that TT set out in any written notice that TT subsequently gives to me.

I further agree that this Undertaking shall form part of my contract of employment (or contract for services) with TT and that any breach of this Undertaking will entitle TT, inter alia, to terminate that contract without notice.


Signed:
        ---------------------------------
Name:
      -----------------------------------
Date:
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